Exhibit 107

Calculation of Filing Fee Table

Form F-3

Arbe Robotics Ltd.

 Table 1.  Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered	Proposed Maximum Offering Price Per Security (1)	Proposed Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee
Fees to Be Paid(1)	Unallocated		457	(a)			$100,000,000	.0001102	$11,020.00
Fees Previously Paid									0
Carry Forward Securities: None
Total Offering Amounts								$100,000,000	$11,020.00
Total Fees Previously Paid									$0
Total Fee Offsets									$0
Net Fee Due									$11,020.00

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a). This registration statement is a shelf registration statement pursuant to which the issuer may issue ordinary shares, debt securities, equity warrants, debt warrants, units and any combination of the foregoing. The amount and maximum offering price per security will be determined and will be reflected in a prospectus supplement; provided, however, that the maximum aggregate offering price will not exceed $100,000,000. Pursuant to Rule 416 under the Securities Act, this registration statement also includes any additional shares of common stock that shall become issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.